SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K


                      CURRENT REPORT PURSUANT TO SECTION 13
                 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (date of earliest event reported): JUNE 14, 1995


                             Commission File Number
                                     0-16439



                      FAIR, ISAAC AND COMPANY, INCORPORATED
             (Exact name of registrant as specified in its charter)




        DELAWARE                                                94-1499887
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)


              120 North Redwood Drive, San Rafael, California 94903
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (415) 472-2211









ITEM 5. Other Events

     On June 14, 1995, the Company announced the appointment of a new chief operating officer and a new head of its credit business unit in a press release, the text of which is as follows:

                FAIR, ISAAC APPOINTS NEW CHIEF OPERATING OFFICER

         San Rafael, Calif.--Fair, Isaac President and Chief Executive Officer Larry E. Rosenberger announced the appointment of Executive Vice President John D. Woldrich as chief operating officer effective August
         1. Woldrich will succeed Robert D. Sanderson, who has announced his intention to leave Fair, Isaac's management team at the end of the company's fiscal year, September 30. Sanderson will remain a director of the corporation and will assist management in exploring joint venture opportunities.

         Dr. Sanderson, who joined Fair, Isaac in 1969, has served as the company's chief operating officer since 1989. Commenting on Sanderson's decision, Mr. Rosenberger said, "Bill Fair (chairman and founder) expressed the mood of the entire organization when he said that losing Bob is like losing a member of the family. We've worked together as a team for so many years, it's hard to visualize Fair, Isaac without him. I'm personally grateful to Bob for the tremendous job he's done as COO, and I'm glad that the company will retain the benefit of his service as a director."

         In connection with Sanderson's planned departure and the shift in COO responsibilities to Mr. Woldrich, Rosenberger announced a number of other organizational changes, including promotion of Senior Vice President Patrick G. Culhane, from director of credit bureau and solicitation services to head of the company's entire domestic and international credit management operations. Five credit group divisions that formerly reported to Dr. Sanderson--Credit Bureau and Solicitation Services, Account Management, Application Screening, North American Market, and International, will report to Mr. Culhane.

         Mr. Woldrich will oversee all of the company's major operating units, including the two business units--Fair, Isaac's Insurance group and DynaMark, a direct marketing services subsidiary--that formerly reported to Mr. Rosenberger. Woldrich will also assume oversight of the company's research and development group and will retain executive responsibility for marketing and alliances.

         Mr. Rosenberger said the decision to place all operating units under the chief operating officer had been under consideration for some time, and would have occurred in any event. "I feel we're now at a point where a larger portion of my time should be focused on intermediate and long-term issues, rather than day-to-day operations management. The reorganization will make that possible." Reporting to Rosenberger after the reorganization will be COO Woldrich, EVP-Finance and Administration Gerald de Kerchove, EVP-Strategic Development Barrett B. Roach, Vice President and General Counsel Peter L. McCorkell, and Vice President-Human Resources John Waller.

         Mr. Woldrich, 52, joined Fair, Isaac in 1972, shortly after receiving his MBA from Wharton School of Business, University of Pennsylvania. His previous assignments with the company have included a wide range of responsibilities in production, product management and, most recently, domestic and international marketing and business alliances. He has been a director of the corporation since 1983.

         Mr. Culhane, 40, worked for Bell Labs and Sohio Petroleum before joining Fair, Isaac in 1985. Elected a vice president in 1990, he has been in charge of the company's largest and fastest growing business unit since that time. Culhane holds a BS degree from the University of California at Riverside and an MS in Statistics from Stanford.

         Dr. Sanderson has spent his entire career with Fair, Isaac, having joined the company shortly before receiving his Ph.D. in Operations Research from the University of California, Berkeley. He also holds a Masters degree from Cal-Berkeley and an undergraduate degree in mathematics from Cornell University. Sanderson has been a director of the corporation since 1977.

         In a separate statement, Dr. Sanderson said, "My decision to leave Fair, Isaac management was the toughest of my career. Over the past 25 years I've been involved in nearly every aspect of the company's business, as we grew from 13 employees to a $100 million publicly owned business. It has been a continually stimulating and rewarding experience, and I've derived deep satisfaction seeing our staff members grow personally along with the company. However, at this point I'm ready for a change and would like to get deeply involved in a small number of the company's new activities. I am able to make this change because I'm confident that Fair, Isaac will continue to compound its successes. Larry, John, and Pat have the strategic vision to lead the company in the right directions, and the staff has the talent and values to achieve the objectives they set."

         Fair, Isaac and Company and its wholly owned subsidiary, DynaMark, Inc., are leading developers of predictive models, software systems and components, and marketing database management and "decision" services used in the credit, insurance, and direct marketing industries. For the fiscal year ended September 30, 1994, the company reported net income of $10.0 million or $1.61 per share on consolidated revenues of $90.3 million. For the six months ended March 31, 1995, net earnings were $5.75 million or $.91 per share on revenues of $52.0 million.



                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     FAIR, ISAAC AND COMPANY, INCORPORATED

DATE:   June 16, 1995


                                     By:         PETER L. MCCORKELL
                                        ---------------------------------------
                                                 Peter L. McCorkell
                                   Vice President, Secretary and General Counsel